FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Year to Date Earnings and Declares Dividend

Lewiston, MAINE (April 20, 2009) - Northeast Bancorp (NASDAQ: NBN), the parent company of Northeast Bank (www.northeastbank.com), reported net income for the quarter ended March 31, 2009 of $387,370, or $.14 per diluted share, an increase of $93,795, or 32%, over the linked quarter ended December 31, 2008 and a decrease of $284,799, or 42%, over the quarter ended March 31, 2008.

Excluding the amortization of customer lists and other intangibles recorded in connection with the acquisitions of insurance agencies, earnings per diluted share were $0.22 for the quarter ended March 31, 2009 and $0.34 for the quarter ended March 31, 2008. On the same basis, for the nine months ended March 31, 2009 and 2008, earnings per diluted share were $0.48 and $0.75, respectively. These diluted earnings per share amounts reflect the cash flow contributed by the Company’s insurance agency operations for the quarter and nine-month periods without related non-cash charges. See footnote at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

Jim Delamater, President and CEO said, “With the volatility in the markets, I’m pleased to see our quarter-over-quarter earnings starting to trend upward. Our solid growth in noninterest income, specifically from our insurance and mortgage brokerage divisions, provides evidence of the value of our staying the course with our business plan; delivering a diverse mix of financial products and services. Even though net income levels under current accounting standards continue to reflect the non-cash amortization of intangibles, the result of our acquisition of additional insurance agencies, overall revenue growth remains strong with over 40% of our revenue derived from noninterest sources.”

Results for the nine months ended March 31, 2009 were $750,060, or $0.29 per diluted share, compared to net income for the nine months ended March 30, 2008 of $1,505,162, or $0.63 per diluted share. Revenues from operations (net interest income plus noninterest income) continued to grow, as evidenced by an increase of approximately $2.2 million for the nine months ended March 31, 2009 compared to the prior period. In addition, revenues from fee-based services, such as insurance and mortgage brokerage, continued to grow for that same period, with an increase of 4% over the prior period. The quarterly revenues were impacted by lower contingent bonuses paid by insurance carriers, which accounts for the lower insurance agency income for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.

Additional third quarter highlights included an increase in core deposits of $10.6 million, a 3% increase over the level at March 31, 2008, improving the Company’s overall liquidity and cost of funds.

Net interest income increased 24% for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 and 18% for the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008.  Net interest income increased primarily from an improved net interest margin, which increased 47 basis points and 31 basis points, respectively, for the three and nine-month periods. This increase in net interest margin was attributable primarily to a decrease in cost of funds. Leveraging the balance sheet with investment securities increased earning assets some $29 million, which also contributed to increasing net interest income.

The Company reported that the decrease in net income in comparison to the same periods during the previous fiscal year resulted from a number of  factors, including  increases in the provision for loan losses in order to increase the allowance for loan losses to a level deemed adequate to reflect the level of risk in the loan portfolio in light of  the current economic conditions, including the increase in unemployment levels, and a reduction in investment brokerage income as the market continued to experience unprecedented fluctuations and corrections.

“Maintaining the integrity of our balance sheet is one of our top priorities,” Delamater said. “We are taking the necessary precautions with our investment and credit portfolios, maintaining adequate loan-loss reserves and keeping our pricing strategies in line with the appropriate level of risk, respectively.”

Compared to the levels at December 31, 2008, the balances of delinquent loans and non-performing loans and assets increased during the quarter ended March 31, 2009. As a result of charge-offs during the quarter that were approximately equal to the provision for loan losses of approximately $618,000, the balance of the allowance for loan losses was essentially unchanged at  March 31, 2009 in comparison to the balance at December 31, 2008. The allowance represented 1.42% of total loans at March 31, 2009 compared to 1.41% of total loans at March 31, 2008. Management believes that the allowance for loan losses balance of $5.7 million at March 31, 2009 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

In addition to announcing earnings, the company declared the payment of its regular quarterly dividend of $0.09 per share, payable on May 22, 2009 to the shareholders of record as of May 1, 2009. The Company has paid a dividend every quarter since going public in 1987.

“The bank is very healthy. We believe that we are positioned for resurgence in earnings per share,” reflected Delamater. “We recognize that our short-term earnings are impacted by both the market in terms of credit quality and net interest margin, as well as our noncash expenses related to our decisions to expand.  Even so, our eye is on the future, and we will continue to invest in our infrastructure to deliver a diverse array of products and services to our marketplace and to introduce new products and services that set Northeast Bank apart.”

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc. derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments. Northeast Bank operates eleven traditional bank branches, fourteen insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.

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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2008.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP. Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance. A reconciliation of earnings per share to earnings per share excluding amortization of customer list and intangibles is set forth below.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Earnings excluding intangible amortization
Net Income	$387	$672	$750	$1,505
Add back intangible amortization expense, net of tax	118	120	369	283
Adjusted net income	$505	$782	$1,119	$1,788

Adjusted basic earnings per common share	$0.22	$0.34	$0.48	$0.76
Adjusted diluted earnings per common share	$0.22	$0.34	$0.48	$0.75

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2009	2008	Change	2009	2008	Change
Selected financial information

Income statement data:

Interest income	$8,337	$8,796	-5%	$25,584	$26,825	-5%
Interest expense	4,105	5,393	-24%	13,085	16,260	-20%
Net interest income	4,232	3,403	24%	12,499	10,565	18%
Provision for loan losses	618	288	115%	1,643	658	150%
Net interest income afterprovision for loan losses	3,614	3,115	16%	10,856	9,907	10%

Gain on sale of loans	641	122	425%	864	396	118%
Gain (loss) on securities	-	267	-100%	(82)	259	-132%
Investment brokerage income	247	680	-64%	1,275	1,665	-23%
Insurance agency income	1,524	1,989	-23%	4,472	3,954	13%
Other noninterest income	618	583	6%	1,814	1,753	3%
Noninterest Income	3,030	3,641	-17%	8,343	8,027	4%
Noninterest expense	6,170	5,847	6%	18,400	15,969	15%
Operating (loss) income before income tax	474	909	-48%	799	1,965	-59%
Income tax (benefit) expense	87	237	-63%	49	460	-89%
Net income	$387	$672	-42%	$750	$1,505	-50%

Per share data:
Basic earning per common share	$0.14	$0.29	-52%	$0.29	$0.64	-55%
Diluted earnings per common share	$0.14	$0.29	-52%	$0.29	$0.63	-54%
Weighted average shares outstanding:
Basic	2,321,332	2,320,951	0%	2,319,332	2,364,828	-2%
Diluted	2,321,332	2,333,212	-1%	2,329,527	2,380,412	-2%

Book value per share	$19.00	$18.54		$19.00	$18.54
Tangible book value per share	$13.71	$12.88		$13.71	$12.88

Net interest margin	3.02%	2.55%		2.97%	2.66%
Net interest spread	2.70%	2.23%		2.74%	2.36%
Return on average assets (annualized)	0.26%	0.46%		0.16%	0.35%
Return on equity (annualized)	3.27%	6.45%		2.30%	4.83%
Tier I leverage ratio (Bank)	7.70%	6.98%		7.70%	6.98%
Tier I risk-based capital ratio (Bank)	11.23%	9.67%		11.23%	9.67%
Total risk-based capital ratio (Bank)	12.48%	10.92%		12.48%	10.92%
Efficiency ratio	85%	83%		88%	86%
Nonperforming loans	8,677	7,614		8,677	7,614
Total nonperforming assets	9,463	7,614		9,463	7,614
Nonperforming loans as a % of total loans	2.17%	1.87%		2.17%	1.87%
Nonperforming assets as a % of total assets	1.56%	1.30%		1.56%	1.30%

	March 31,		%
	2009	2008	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$159,942	$128,458	25%
Loans held for sale	334	1,203	-72%
Loans	399,302	407,925	-2%
Allowance for loan losses	5,678	5,756	-1%
Goodwill & intangibles	12,270	13,115	-6%
Total assets	607,201	586,426	4%

Deposits:
NOW and money market	77,946	68,038	15%
Savings	19,626	19,464	1%
Certificates of deposits	230,671	229,138	1%
Brokered time deposits	11,295	13,471	-16%
Noninterest-bearing deposits	30,113	31,155	-3%
Total deposits	369,651	361,266	2%

Borrowings	186,319	179,254	4%
Shareholders' equity	48,314	42,926	13%

Shares outstanding	2,321,332	2,315,182	0%